FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-5000:
Leldon E. Echols, Executive Vice President & Chief Financial Officer
Matthew G. Moyer, Vice President — Investor Relations

CENTEX ANNOUNCES ORDER INCREASES
FOR THIRD QUARTER AND NINE MONTHS

(DALLAS, TX January 12, 2004): Centex Corporation (NYSE: CTX) today announced home building order increases for both the quarter and the nine month period ended Dec. 31, 2003. Orders for the quarter, which was the third quarter of the company’s fiscal year 2004, totaled 6,999 homes, an increase of 9%. Orders for the first nine months of the year were 23,448 homes, 15% higher than orders for the same period last year.

	Quarter Ended			Nine Months Ended
	December 31,			December 31,
	2003	2002	% chg.	2003	2002	% chg.

Mid-Atlantic	1,314	1,075	22%	4,122	3,560	16%
Southeast	1,357	1,194	14%	4,517	3,808	19%
Midwest	1,153	1,112	4%	4,192	3,528	19%
Southwest	1,908	1,737	10%	6,555	5,774	14%
West Coast	1,267	1,299	-2%	4,062	3,775	8%

	6,999	6,417	9%	23,448	20,445	15%

Centex’s disclosure practice is to release orders as part of its quarterly financial reporting, but under the guidelines of Regulation FD, Centex is providing this information in advance of upcoming investor meetings. Centex will provide additional information when it reports its third quarter and nine month financial results on Tuesday, Jan. 20, after market closing.

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex or Holding is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. With respect to any discussions of the expected performance and results of operations of Centex or Holding, risks and uncertainties include the following: general economic conditions and interest rates; the cyclical and seasonal nature of Centex’s or Holding’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financial programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of Centex’s or Holding’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in Centex’s and Holding’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2003, which are filed with the Securities and Exchange Commission.